EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel
713.629.1316
MITCHAM INDUSTRIES REPORTS STRONG THIRD QUARTER
Net Income Increases to $2.9 million; Revenue Increases 107% to $9.8 million
HUNTSVILLE, Texas — December 13, 2005 — Mitcham Industries, Inc. (NASDAQ: MIND) today reported net income of $2.9 million, or $0.29 per diluted share, on revenues of $9.8 million for its third quarter ended October 31, 2005. This compares with a net loss of $(0.8 million), or $(0.09) per diluted share, in the prior year’s third quarter. The increase in the Company’s results for the quarter primarily reflects strong leasing demand for land equipment in Canada and for marine equipment internationally, as well as solid equipment sales across all areas of operation.
“We saw a strong pickup in leasing activity in the seismic equipment market this last quarter,” said Billy F. Mitcham, Jr., President and CEO of Mitcham Industries. “The Canadian market was very active and we saw an increase in marine equipment rentals on a global basis. Seamap, our most recent acquisition, also contributed to our results, and with its newly released Gunlink 3000 as well as recently signed strategic alliances appears to be on track to be a strong contributor next fiscal year. Unusually heavy rains delayed certain projects and limited Seismic Asia Pacific’s results for the quarter, but the projects should resume in the fourth quarter and continue into the next fiscal year. Overall, we are optimistic about leasing activity for the remainder of this fiscal year and believe we are well-positioned for continued growth in the upcoming fiscal year.”
For the nine months ended October 31, 2005, the Company recorded net income of $6.2 million, or $0.64 per diluted share, on revenues of $24.5 million. This compares with net income of $0.7 million, or $0.08 per diluted share, on revenues of $19.3 million for the comparable nine-month period of the prior year.
M O R E

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia, Singapore and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.
M O R E

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
Revenues:
Equipment leasing	$6,676	$3,948	$17,668	$12,727
Equipment sales	3,139	790	6,787	6,610

Total revenues	9,815	4,738	24,455	19,337

Costs and expenses:
Direct costs — seismic leasing	968	450	2,174	1,350
Cost of equipment sales	1,308	557	3,072	3,371
General and administrative	2,381	1,471	6,488	5,419
Provision for doubtful accounts	82	122	161	122
Depreciation and amortization	2,253	2,700	6,585	8,113

Total costs and expenses	6,992	5,300	18,480	18,375

Operating income (loss)	2,823	(562)	5,975	962

Other income (expense) — net	84	3	281	(76)

Income (loss) from continuing operations before income taxes	2,907	(559)	6,256	886

Provision for income taxes	57	264	25	264

Income (loss) from continuing operations	2,850	(823)	6,231	622

Income from discontinued operations, net of income taxes	—	—	—	80

Net income (loss)	$2,850	$(823)	$6,231	$702

Income (loss) per common share from continuing operations:
Basic	$0.31	$(0.09)	$0.69	$0.07
Diluted	$0.29	$(0.09)	$0.64	$0.07
Income per common share from discontinued operations:
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01
Net income (loss) per common share:
Basic	$0.31	$(0.09)	$0.69	$0.08
Diluted	$0.29	$(0.09)	$0.64	$0.08
Shares used in computing net income per common share:
Basic	9,152,000	8,880,000	9,061,000	8,824,000
Dilutive effect of common stock equivalents	750,000	—	684,000	411,000

Diluted	9,902,000	8,880,000	9,745,000	9,235,000

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	October 31,	January 31,
	2005	2005
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$15,196	$13,138
Accounts receivable, net of allowance for doubtful accounts of $1,210 and $723	7,099	6,021
Current portion of notes receivable, net of allowance for doubtful notes of $198 and $286	584	1,192
Inventories	1,679	—
Prepaid expenses and other current assets	530	705
Current assets of discontinued operations	388	393

Total current assets	25,476	21,449
Seismic equipment lease pool, property and equipment	77,338	74,792
Accumulated depreciation of seismic equipment lease pool, property and equipment	(59,961)	(55,067)
Goodwill	5,324	—
Long-term assets of discontinued operations	—	216
Other assets	15	5

Total assets	$48,192	$41,395

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,272	$4,893
Current maturities — long-term debt	—	918
Deferred revenue	644	652
Income taxes payable	151	284
Wages payable	163	299
Accrued expenses and other current liabilities	1,391	458
Current liabilities of discontinued operations	5	14

Total current liabilities	3,626	7,518
Long-term debt	3,000	—

Total liabilities	6,626	7,518
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; 10,112,062 and 9,893,732 shares issued, respectively	101	99
Additional paid-in capital	63,582	62,702
Treasury stock, at cost (915,000 shares)	(4,686)	(4,686)
Deferred compensation	(12)	(94)
Accumulated deficit	(20,048)	(26,282)
Accumulated other comprehensive income	2,629	2,138

Total shareholders’ equity	41,566	33,877

Total liabilities and shareholders’ equity	$48,192	$41,395

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